Exhibit 5.1

30 November 2022	Ref. 39842.0001

FLEX LNG Ltd. Par-la-Ville Place 14 Par-la-Ville Road Hamilton HM 08 Bermuda

Dear Sirs

Re:	FLEX LNG Ltd. (the “Company”) Dividend Reinvestment Plan

1.	Subject of Opinion

We are lawyers duly qualified to practise in Bermuda. This opinion as to the laws of Bermuda is addressed to you in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form F-3 (the “Registration Statement”) in relation to the registration of US$100 million ordinary shares, US$0.10 par value each in the share capital of the Company (the “Shares”) which may be issued to eligible participants under the Company’s dividend reinvestment plan and direct stock purchase plan (the “Plan”).

2.	Documents Examined

For the purposes of this opinion we have examined and relied upon originals or copies of the following:

2.1	the Registration Statement;

2.2	a copy of the following documents for the Company, as certified by the Secretary thereof on 14 November 2022:

(a)	Certificate of Continuance;

(b)	Memorandum of Continuance;

(c)	Bye-laws;

(d)	Register of Directors and Officers;

(e)	Register of Members;

(f)	Tax Assurance; and

(g)	Extract of the Minutes of the meeting of the Board of Directors of the Company on 10 November 2022 (the “Resolutions”);

2.3	a Certificate of Compliance issued by the Bermuda Registrar of Companies (the “ROC”) in respect of the Company on 14 November 2022; and

2.4	such other documents as we have deemed necessary in order to render this opinion (together the “Documents”).

A reference to a document does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto. Except as stated in this section 2, we have not examined any contract, instrument or other document entered into by, or affecting, the Company or any corporate records of the Company and have not made any other enquiries concerning the Company.

As to questions of fact relevant to this opinion, we have relied upon certificates issued by the Government of Bermuda or agencies thereof and by officers of the Company, which matters of fact we have not independently verified.

3.	Searches

We have also relied upon our search of the documents of public record maintained and provided by the ROC and on our search of the Cause Book maintained by the Registrar of the Supreme Court of Bermuda, given that physical searches of the Cause Book are not possible as the Supreme Court (the “Searches”).

4.	Opinion Limited to Bermuda Law

We have not investigated the laws of any country other than Bermuda and this opinion is given only with respect to compliance with or matters governed by Bermuda law. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof and is governed by, and should be construed in accordance with, those laws. This opinion is also limited to the matters stated herein and no opinion is to be implied or may be inferred beyond the matters expressly stated herein. We give this opinion on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

5.	Assumptions

In giving this opinion, we have assumed:

5.1	the authenticity, accuracy and completeness of all of the Documents (including, without limitation, public records) submitted to us as originals and the conformity to authentic original documents of all of the Documents submitted to us as certified, electronic or photostatic copies;

5.2	the genuineness of all signatures on the Documents submitted to us;

5.3	the truth, accuracy and completeness as at the date hereof of all representations as to factual matters, warranties and statements of fact or law, other than as to the laws of Bermuda, made in any of the Documents;

5.4	the authority, capacity and power of each of the persons signing the Documents submitted to us (other than directors or officers of the Company);

5.5	that the Resolutions certified as being true and accurate and provided to us in connection with the giving of this opinion were duly passed by the duly elected or appointed directors of the Company; that any provisions contained in the Companies Act 1981 or the bye-laws of the Company relating to the declaration of directors’ interests and the convening of, the quorum required for, and voting at meetings of the directors were duly observed; that there is no matter affecting the authority of the directors of the Company not disclosed by the memorandum of association or bye-laws of the Company or the Resolutions which would have any adverse implication in relation to the opinions expressed herein; and that such Resolutions have not been amended or rescinded, either in whole or in part, and are in full force and effect;

5.6	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by any action taken by the Company in connection with the Registration Statement or which would have any implication in relation to the opinions expressed herein and that, in so far as any obligation under, or action to be taken under, the Registration Statement is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

5.7	that the information disclosed by the Searches has not been materially altered and that the Searches did not fail to disclose any material information which had been delivered for filing or registration, but was not disclosed or did not appear on the public file at the time of the Searches; and

5.8	that the Company has not passed a voluntary winding up resolution and that no petition has been presented to or order made by a court for the winding up or dissolution of the Company and that no receiver or manager has been appointed in respect of the Company or any of their respective assets.

6.	Opinion

Based on and subject to the foregoing and to the reservations mentioned below and any matters not disclosed to us, we are of the opinion that:

6.1	The Company is a Bermuda exempted company duly incorporated, validly existing and in good standing under the laws of Bermuda.

6.2	The Shares have been duly and validly authorised and, when issued, paid for and delivered, as contemplated by the provisions of the Plan and the prospectus included in the Registration Statement, and pursuant to the Resolutions, will be validly issued, fully paid and non-assessable and free and clear of any pre-emptive or other similar rights set out in the Company’s Memorandum of Association and Bye-laws.

7.	Reservations

This opinion is subject to the following reservations:

7.1	In Section 6.1 above, the expression “good standing” means that the Company has received a Certificate of Compliance from the ROC.

7.2	Whilst we are of the opinion that the Company has the necessary powers under its Memorandum of Association to enter into its obligations pursuant to the Documents, the directors of the Company must exercise those powers bona fide in the interests of the Company, which may involve demonstrating a sufficient commercial benefit for the Company, as to which we express no opinion.

7.3	Any provision providing that certain calculations or certificates or opinions will be conclusive and binding will not be effective if such calculations, certificates or opinions are fraudulent or erroneous on their face, and will not necessarily prevent inquiry into the merits of any claim by an aggrieved party.

7.4	Where a party is vested with a discretion or may determine a matter in its opinion, such discretion may have to be exercised reasonably or such an opinion may have to be based on reasonable grounds.

7.5	A Bermudian court may refuse to give effect to any provision in any document for the payment of, or indemnifying against, expenses in respect of the costs of unsuccessful litigation brought before a Bermudian court or where the court has itself made an order for costs.

7.6	We have not independently verified the existence of any assets and we express no opinion as to the title of the Company to any assets.

7.7	Where any obligations are to be performed or observed in a jurisdiction outside Bermuda, they may not be enforceable under Bermuda law if and to the extent that such performance or observance would be unlawful, unenforceable or contrary to public policy under the laws of such jurisdiction.

7.8	The enforcement of the obligations of the Company may be limited by the provisions of Bermuda law concerning frustration of contracts, fraud, undue influence, coercion and duress.

7.9	Equitable remedies such as specific performance and injunctive relief are only available at the discretion of a Bermudian court; moreover, the exercise of legal rights may be affected by equitable considerations and a Bermudian court also has power to stay any proceedings either of its own motion or on the application of any person.

7.10	We express no opinion on any provision requiring written amendments and waivers of such document insofar as it suggests that oral or other amendments or waivers could not be effectively agreed upon or granted between or by the parties.

7.11	We express no opinion as to the enforceability of any provision which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment, or which purports to fetter the statutory powers of the Company (save as permitted pursuant to section 24A of the Companies Act 1981).

7.12	Claims may become barred under the Limitation Act 1984, as amended, or other legislation relating to legal limitation periods or may be or become subject to defences of set-off or counter-claim.

7.13	We express no opinion as to the validity, binding effect or enforceability of any provision incorporated by reference to a law other than that of Bermuda, or as to the availability in Bermuda of remedies which are available in other jurisdictions.

7.14	Searches of the Register of Companies at the office of the ROC are not conclusive and it should be noted that the Register of Companies does not reveal:

(a)	details of matters which have been lodged for filing or registration which as a matter of general practice of the ROC would have or should have been disclosed on the public file but have not actually been registered or to the extent that they have been registered have not been disclosed or do not appear in the public records at the date and time the search is concluded;

(b)	details of matters which should have been lodged for registration but have not been lodged for registration at the date the search is concluded; or

(c)	whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Companies Act 1981, as amended.

7.15	The term “enforceable” as used in this opinion means that there is a way of ensuring that each party performs an agreement or that there are remedies available for breach.

7.16	Any reference in this opinion to shares being “non-assessable” means, in relation to fully-paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of shares, that: no shareholder shall be obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their shares, to satisfy claims of creditors of the Company, or otherwise; and no shareholder shall be bound by an alteration of the Memorandum of Association or Bye-Laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.

8.	Reliance

This opinion is issued for the benefit of the Company and, save as referred to herein, may neither be transmitted to any other person nor be relied upon by, or disclosed to any other person or for any other purpose, nor quoted or referred to in any public document, nor filed with any governmental agency or person without our prior written consent, provided that this opinion may be disclosed if required by law or regulation.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm, under the captions “Legal Opinions” in the prospectus attached thereto, without admitting that we are “experts”, within the meaning of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder, with respect to any part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act.

Further, this opinion speaks as of its date and is strictly limited to the matters stated herein. We assume no responsibility to review or update this opinion if applicable law or the existing facts or circumstances should change.

Yours faithfully

/s/ MJM Limited

MJM LIMITED